UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 30, 2025

SABRA HEALTH CARE REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1781 Flight Way	Tustin	CA	92782
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number including area code: (888) 393-8248
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SBRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On July 30, 2025, Sabra Health Care Limited Partnership, of which Sabra Health Care REIT, Inc. (“Sabra”) is the sole general partner (the “Operating Partnership”), and Sabra Canadian Holdings, LLC, also a wholly owned subsidiary of Sabra (together, the “Borrowers”), together with Sabra and certain subsidiaries of Sabra, as Guarantors, entered into an unsecured credit agreement (the “Term Loan Credit Agreement”) with certain lenders as set forth therein, KeyBank National Association, as Administrative Agent, Bank of America, N.A., Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents, Truist Bank and Mizuho Bank, Ltd., as Co-Documentation Agents, KeyBanc Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner, and Bank of America, N.A., Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as Joint Lead Arrangers.
The Term Loan Credit Agreement includes a $500.0 million U.S. dollar term loan (the “Term Loan”). The Term Loan Credit Agreement also contains an accordion feature that can increase the total available borrowings to $1.0 billion, subject to terms and conditions. The Term Loan has a maturity date of July 30, 2030.
The Term Loan bears interest on the outstanding principal amount at a ratings-based applicable interest margin plus, at the Operating Partnership’s option, either (a) Daily SOFR, (b) Term SOFR or (c) the Base Rate, each as defined in the Term Loan Credit Agreement. The ratings-based applicable interest margin for borrowings will vary based on the Debt Ratings, as defined in the Term Loan Credit Agreement, and will range from 0.800% to 1.600% per annum for SOFR-based borrowings and 0.000% to 0.600% per annum for borrowings at the Base Rate.
The obligations of the Borrowers under the Term Loan Credit Agreement are guaranteed by Sabra and certain subsidiaries of Sabra.
The Term Loan Credit Agreement contains customary covenants that include restrictions or limitations on the ability to pay dividends, incur additional indebtedness, engage in non-healthcare related business activities, enter into transactions with affiliates and sell or otherwise transfer certain assets as well as customary events of default indebtedness. The Term Loan Credit Agreement also requires Sabra, through the Operating Partnership, to comply with specified financial covenants, which include a maximum consolidated total leverage ratio, a maximum consolidated secured debt leverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated unsecured leverage ratio, a minimum consolidated adjusted net worth requirement and a minimum consolidated unsecured interest coverage ratio.
The Term Loan Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Term Loan Credit Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 8.01	Other Events.
Interest Rate Swaps
On June 27, 2025, Sabra entered into forward starting interest rate swaps with an effective date of July 30, 2025 and an aggregate notional amount of $500.0 million which fix the SOFR portion of the interest rate for SOFR-based borrowings at a weighted average rate of 3.44%. After giving effect to the forward starting interest rate swaps, the effective interest rate for the Term Loan is 4.64% through July 30, 2030.
2026 Notes Redemption
As previously disclosed, on June 30, 2025, the Operating Partnership delivered to Regions Bank, as trustee, a notice of redemption for all $500.0 million aggregate principal amount of the outstanding 5.125% Senior Notes due 2026 (the “2026 Notes”).
On July 31, 2025, the Operating Partnership redeemed the 2026 Notes at a cash redemption price of 100.575% of the principal being redeemed, plus accrued and unpaid interest.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Credit Agreement, dated July 30, 2025, among Sabra Health Care Limited Partnership and Sabra Canadian Holdings, LLC, as Borrowers; Sabra Health Care REIT, Inc., as a guarantor; the other guarantors party thereto; the lenders party thereto; KeyBank National Association, as Administrative Agent; Bank of America, N.A., Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents; Truist Bank and Mizuho Bank, Ltd., as Co-Documentation Agents; KeyBanc Capital Markets, Inc., as Joint Lead Arranger and Sole Bookrunner; and Bank of America, N.A., Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as Joint Lead Arrangers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

Date: July 31, 2025	/S/ MICHAEL COSTA
	Name:	Michael Costa
	Title:	Chief Financial Officer, Secretary and Executive Vice President